Des Moines, Iowa April 27, 2005

      WOODMEN OF THE WORLD LIFE INSURANCE SOCIETY AND/OR OMAHA WOODMEN LIFE
                               INSURANCE SOCIETY
                            ARTICLES OF INCORPORATION
                                       AND
                              CONSTITUTION AND LAWS

The Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Society Articles of Incorporation and Constitution and Laws printed in this brochure are part of your benefit certificate. (See Constitution and Laws, Article 7.) They describe how the Society is governed, its purposes and objectives as well as your rights as members.

                                TABLE OF CONTENTS

ARTICLES OF INCORPORATION
    ARTICLE 1     Name.............................................1
    ARTICLE 2     Place of Business................................1
    ARTICLE 3     Organization and Powers..........................1
    ARTICLE 4     Purposes and Objectives..........................1
    ARTICLE 5     Supreme Governing Body...........................1
    ARTICLE 6     Constitution and Laws..........................1-2
    ARTICLE 7     Membership.......................................2
    ARTICLE 8     Subordinate Bodies, Subsidiaries and
                  Affiliated Entities .............................2
    ARTICLE 9     Amendments.......................................2

CONSTITUTION AND LAWS
    ARTICLE 1     The National Convention........................2-4
    ARTICLE 2     The Board of Directors.........................4-6
    ARTICLE 3     Officers of the National Convention
                       Their Duties and Powers...................6-7
    ARTICLE 4     Standing Committees of the Society ............. 7
    ARTICLE 5     Jurisdictions..................................7-9
    ARTICLE 6     Lodges and Youth Lodges.......................9-10
    ARTICLE 7     Benefit Certificates of Membership...........11-14
    ARTICLE 8     Problem Resolution Procedures................14-15
    ARTICLE 9     Judiciary Committee and Appeals
                       Thereto....................................15
    ARTICLE 10    Amendments...................................15-16

                            ARTICLES OF INCORPORATION
                             Revised August 3, 2005

                                    ARTICLE 1

         Name. The name of this corporation is "Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Society," hereinafter the "Society." The Society may do business under this name, or under either or both of the names "Woodmen of the World Life Insurance Society" and "Omaha Woodmen Life Insurance Society".

                                    ARTICLE 2

         Place of Business. The Society's principal office (Home Office) shall be in Omaha, Nebraska, or at any other place which the Board of Directors may select.

                                    ARTICLE 3

         Organization and Powers. This Society is a Fraternal Benefit Society, organized under the law of the State of Nebraska, without capital stock, conducted solely for the benefit of its members and their beneficiaries, and not for profit. It shall be operated on a lodge system with ritualistic form of work and a representative form of government. It shall have all the powers granted by law and shall have perpetual existence unless these Articles of Incorporation are surrendered, or the Society consolidated, merged or dissolved as authorized by law.


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                                    ARTICLE 4

         Purposes and Objectives. The purposes and objectives of this Society shall be threefold. First, to seek as members individuals of exemplary habits and good moral character who desire to join together for mutual benefit and protection. Members of this Society share common values and work to achieve shared fraternal ideals through their family, civic, charitable and patriotic activities. The Society shall engage in and support activity consistent with these fraternal ideals. Through a commitment to family values, we become more dedicated family members; through volunteerism, we strengthen communities by assisting others and organizations which help others; through a patriotic allegiance, we pledge to be better and more dedicated citizens. Second, to issue to its members, either with or without medical examination, certificates providing for such benefits as may be authorized by the Constitution and Laws and in accordance with the laws governing fraternal benefit societies. And, Third, to engage in any and all other business allowed by law, consistent with the above purposes and objectives.

                                    ARTICLE 5

         Supreme Governing Body. The Society's supreme governing body shall be known as the "National Convention," which shall be composed of its elective officers, members of elective committees who are ex officio delegates thereto, and such other delegates as are now elected or as shall hereafter be provided for and elected under the provisions of its Constitution and Laws.

         Regular meetings of the National Convention shall be held as often as once in each four calendar years at such times and places as may be determined by the President of the Society. Special meetings or referenda may occur as provided by the Constitution and Laws of the Society.

                                    ARTICLE 6

         Constitution and Laws. This Society shall have the power, through its National Convention or Board of Directors, to provide a Constitution and Laws; to provide rules and regulations for its own government and that of its lodges and members and certificate holders; to alter and amend the same at any session of the National Convention or meeting of its Board of Directors; to provide for the organization of subordinate, subsidiary or affiliated entities such as local lodges and Jurisdictional Conventions and prescribe the laws, rules and regulations for their government; and, to do all other acts and things necessary to carry out the purposes and objectives for which it is organized.

                                    ARTICLE 7

         Membership.

         (a) Benefit Members. A benefit member is a person who meets the qualifications set forth in Article 4 above, or is a member of a group and who has been accepted for membership. Each member shall also be a member of a subordinate body of the Society (lodge), provided, the person shall pay applicable fraternal dues as shall be provided by the National Convention or by the Board of Directors. Benefit members shall be divided into the following classes:

                  (1) Adult Benefit Members. A person who is accepted for membership and who is either sixteen years of age, or older, or not considered a minor in their state of residence shall be an adult benefit member of the Society.
                  (2) Youth Benefit Members. A person who is accepted for membership and who is under sixteen years of age shall be a youth benefit member of the Society. Such members shall have those rights of membership as may be provided in the benefit certificate or by the Board of Directors.
                  (3) Associate Benefit Members. A person who is accepted for membership as a member of a family or group subscribing to a benefit certificate shall be an associate member of the Society. Such member shall have those rights of membership as may be provided in the benefit certificate or by the Board of Directors.

         (b) Good-Standing Benefit Members. A good-standing benefit member is one who has made all payments, including applicable fraternal dues, according to the terms of the benefit certificate or under this Constitution and Laws. Benefit members of the Society who are not in good standing shall not hold any office in the National Convention or any of the subordinate bodies of the Society, nor attend or participate in any business, social or other meeting thereof which is limited to good standing members.

         (c) Social Members. A person who has been accepted for social membership and who meets the qualifications set forth in Article 4 above and who does not hold a good standing benefit certificate is a social member of the Society, provided the required dues are paid to the Society, at its Home Office, as set by the Board of Directors. Social members shall not be eligible to hold any office in, or be a member of, the National Convention, or any Jurisdictional Convention, or have any voice in the election of delegates to same.


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                                    ARTICLE 8

         Subordinate Bodies, Subsidiaries and Affiliated Entities. The subordinate bodies of the Society shall be Jurisdictions, Lodges, Circles and Youth Lodges. The subsidiaries of the Society shall be those entities established by it. The affiliated entities of the Society shall be fraternal, camp and lodge-hall corporations.

         Every adult good-standing benefit member is assigned to a lodge and can participate in lodge meetings and activities. Each lodge is located within a defined geographical area called a Jurisdiction. Lodges elect delegates who attend Jurisdictional Conventions which are held every two years. Jurisdictional Conventions elect representatives who attend a National Convention which is held every four years.

                                    ARTICLE 9

         Amendments. These Articles of Incorporation may be altered or amended at any meeting of the National Convention by two-thirds vote of the members constituting the same, or at any meeting of the Board of Directors by a two-thirds vote of the members thereof.

                              CONSTITUTION AND LAWS
                             Revised August 3, 2005

                                    ARTICLE 1

                             The National Convention

Sec. 1. Name. The supreme legislative and governing body of the Society shall be known as the National Convention.

Sec. 2. Powers

         (a) Jurisdiction and Powers. The National Convention shall have plenary, original and appellate jurisdiction in all matters pertaining to the Society and its general welfare. It shall have the power to enact laws for its own government, the government and management of the Society in general, and of its subordinate bodies and subsidiaries. It shall be the sole judge of its elections and the qualification of its own officers and members.

         (b) Power to Suspend or Remove Its Officers and Members. It may, by itself when in session, or through the Board of Directors when the National Convention is not in session, by a two-thirds vote of either body, suspend or remove any of its officers or members for violating any of the laws of the Society or doing any other act or thing which tends to bring reproach upon the National Convention, the Society, or any of its officers or members, or for any other good and sufficient cause. Any officer or member suspended or removed by the Board of Directors may appeal to the Judiciary Committee and National Convention, as provided in Article 1, Sec. 2(a) and Article 9 of this Constitution and Laws.

Sec. 3. Composition.

         (a) Members of the National Convention. The National Convention shall be composed of the Board of Directors, the members of the Judiciary and Legislative Committees, Jurisdictional Presidents, Junior Past Presidents and Representatives from Jurisdictions, each of whom shall be a representative in the sessions of the National Convention and entitled to one vote therein.

         (b) Alternate Members of the National Convention. In case a Jurisdictional President, a Junior Past President, or a Representative from any Jurisdiction is unable to attend the National Convention, then the Vice President, the Past President most recently elected or an alternate Representative from such Jurisdiction, respectively, if otherwise qualified, shall be certified by the Credentials Committee as a member of that session of the National Convention with all the powers and privileges of his principal, provided that notice requesting the substitution is received in the Home Office at least fourteen (14) days in advance of the opening date of the Convention. No person shall be certified as an alternate member of the National Convention except as herein provided.


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         (c) Suspensions. Any officer or member of the National Convention, any
Jurisdictional Officer, Past President of a Jurisdiction, Representative of a Jurisdiction, or an alternate thereto, who is not a good standing benefit member, shall thereby forfeit all rights and privileges of such office, and such office shall be declared vacant by the President of the Society.

Sec. 4. Officers of the National Convention.

         The officers of the National Convention shall be the same persons as comprise the Board of Directors of the Society.

Sec. 5. Sessions and Quorum of the National Convention.

         (a) Regular Sessions. Regular sessions of the National Convention shall be held every four years in the odd-numbered years beginning in 1965, at such times and places as may be determined by the President of the Society. Sessions of the National Convention may be postponed in the event of war or other National emergency.

         (b) Special Sessions.

                  (1) Special sessions may be called by the President at any time and place, when authorized by two-thirds of the entire Board of Directors. Special sessions shall be called and convened by the President, within sixty days, at such time and place as may be set forth in a demand therefor in writing by at least two-thirds of the entire Board of Directors.
                  (2) Special sessions shall have all the authority and powers possessed by regular sessions, and shall be composed of the members of the Board of Directors, the Judiciary and Legislative Committees, Jurisdictional Presidents, Junior Past Presidents, and the Representatives from Jurisdictions who attended or were entitled to attend, the last regular session.

         (c) Quorum. A majority of the representatives entitled to sit in any session of the National Convention shall constitute a quorum. A simple majority of those present and voting shall be sufficient to decide all motions and other issues rightly before it, except as otherwise provided in this Constitution and Laws.

Sec. 6. National Convention Committees.

         (a) Standing Committees. There are hereby created the following standing committees of the National Convention, the members of which shall be appointed by the President on the last day of each regular session to serve until the close of the succeeding regular session and whose duties shall be as herein enumerated: (1) Committee on Legislation. The Committee on Legislation shall be composed of fifteen members of the National Convention session at which they are appointed and who shall perform the duties set forth in Art. 10, Sec. 1(b) of this Constitution and Laws. The Society's General Counsel shall serve as an ex officio member of the committee.

                  (2) Judiciary Committee. The Judiciary Committee shall be composed of not fewer than five nor more than seven members of the National Convention. No person shall serve for more than two consecutive terms. The Committee shall elect one of its members as Chairman and one as Secretary and notify the President and Secretary of the Society thereof.
                  (3) Additional Standing Committees. The President shall have authority to appoint such other standing committees from among the adult benefit members of the Society and/or the then-members of the National Convention as the President shall see fit, to assist the National Convention in the transaction of any of its business.
                  (4) Term of Office. The term of office of the members of all standing committees of the National Convention shall be until the adjournment of the next regular session of the National Convention. No person may serve consecutive terms on the same committee unless serving by virtue of his or her office, except members of the Judiciary Committee who may serve up to two consecutive terms.


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         (b) Special Committees. At the commencement, of and during each session, of the National Convention, the President may appoint such special committees from among the current or past members of the National Convention as he may deem necessary, to serve during that session only. Prior to assuming their duties, the members of a Nominating Committee appointed for the purpose of recommending a slate of officers of the National Convention shall be approved by the Board of Directors.

         (c) Vacancies. Except as otherwise provided in this Constitution and Laws, vacancies occurring on any of the standing or special committees of the National Convention, or any other Committee herein authorized, may be filled by the President.

         (d) Additional Qualifications of Committee Members. No person shall be appointed to, or remain a member of, a special or standing committee of the National Convention, or any other committee created and/or authorized by this Constitution and Laws, unless he be a good standing adult benefit member of the Society.

Sec. 7. Expenses of Members. The members of the National Convention shall be paid their reasonable expenses for attending the sessions of the National Convention.

Sec. 8. National Convention Membership Qualification and Disqualification.

         (a) Qualification of National Convention Officers. No person shall be elected by the National Convention as an officer thereof, nor be appointed thereto, nor hold such office unless the person be an adult benefit member of the Society in good standing.

         (b) Disqualifying Occupations and Events. Any person who violates any insurance statute or regulation or any federal or state criminal law that would preclude or prohibit his or her employment by the Society or who becomes, or has been, within the year immediately preceding, an officer of, or holder of a position of trust with any other fraternal beneficiary society or life insuring institution shall be ineligible to become or remain an officer of the National Convention or any of the subordinate bodies of the Society or to be a delegate to the National Convention or Jurisdictional Convention. Provided, however, that regarding individuals who held a position with another fraternal or life insurance institution who became members of the Field Force may, within said time, become secretaries of lodges and youth lodges of the Society; and provided further, this shall not be construed as disqualifying any person who is an attorney or physician employed occasionally or temporarily by any such life insuring institution and shall not disqualify a person employed by another Society that merges with this Society, if such persons are otherwise qualified.

Sec. 9. Method of Nomination, Election, Term of Office and Installation.

         (a) Nominations. The names of prospective officers of the National Convention must be submitted to the President of the Society thirty (30) days prior to the National Convention along with an application stating the member's qualifications for the office. Each such application and any additional prospective nominees put forward by the Nominating Committee shall be reviewed by the Nominating Committee, appointed for such purpose under Article 1, Sec. 6(b) of this Constitution and Laws, and the Nominating Committee shall recommend a slate of officers to the National Convention.

         (b) Election. The election of all officers of the National Convention shall be by ballot, at such time during the session designated therefor in the order of business or as may be determined by the National Convention, except that when there is one candidate nominated for an office (or all offices if nominated as a slate) the nominee(s) may be elected by a voice vote. The election shall be decided by a majority. No vote may be cast by proxy. Should multiple votes by ballot be required, after the third ballot, if the results should not be determined, all names shall be dropped except the three receiving the highest number, and on the fifth ballot, all except the two highest. No motion, except to take a necessary recess, shall be entertained during said election.

         (c) Term of Office. The election of the officers of the National Convention shall be held at the regular session of the National Convention. A Nominating Committee, selected as set forth in Sec. 6(b) of this Article, shall nominate the slate of officers of the National Convention for the respective offices or positions designated by the Committee for four (4) year terms. The said officers shall serve until their successors are elected and qualified.

         (d) Installation of Officers. The officers of the National Convention shall be installed by the President, or by anyone he may designate.


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Sec. 10. Order of Business. At all sessions of the National Convention business shall be taken up in the order established by the President. The order of business may be transposed by the presiding officer at any time, as occasion may require.

Sec. 11. Recording and Publishing Proceedings. The Secretary shall record all the proceedings of the National Convention. A synopsis of the proceedings of the National Convention, including all affirmative actions thereof, shall be published in the official publication of the Society.

                                    ARTICLE 2

                             The Board of Directors

Sec. 1. Composition. The Board of Directors shall be composed of the Chairman, President and CEO, Executive Vice President/Fraternal, Executive Vice President/Operations and Secretary, Executive Vice President/Finance and Treasurer, and ten (10) additional members, at least eight (8) of whom shall be outside and independent Directors and shall not be current or retired Home Office or Field Associates of the Society unless the requirement regarding outside and independent Directors is specifically waived by the unanimous vote of the Board of Directors. The Board of Directors may appoint additional Executive Vice Presidents as may be deemed necessary to manage the Society.

Sec. 2. Duties and Powers.

         (a) Powers. All power and authority of the National Convention, when not in session, shall be vested in the Board of Directors, except as herein elsewhere provided.

         (b) Examine Transactions of Its Members. The Board of Directors may examine the transactions of its members at any time and shall receive such reports from its members as are required of them in this Constitution and Laws. It shall transact any other business rightfully before it.

         (c) Authority. It shall have the authority to act on behalf of the National Convention between regular meetings of the National Convention; provided, that any amendment to this Constitution and Laws so enacted by it shall be enacted by a two-thirds vote and shall not be in force and effect until approved by two-thirds of the members of the National Convention, at a special or regular session thereof, or by means of a referendum. The Board of Directors shall have the authority to approve mergers, divestitures, consolidations and acquisitions, subject to and in accordance with applicable laws, and pursuant thereto has the authority to execute and enter into merger, divestiture, consolidation or any form of acquisition agreements, articles of merger, divestiture or consolidation, certificates of assumption, representations and warranties, as well as any other documents necessary to effectuate a merger, divestiture, consolidation or any acquisition. The Board of Directors shall have the further authority, subject to and in accordance with applicable laws and any required regulatory approval, to borrow money and issue financial instruments in connection therewith, including without limitation, promissory notes, surplus notes, or such other instruments of indebtedness as approved by the Board of Directors, and pursuant thereto to enter into, execute and deliver such financing agreements and instruments for such purposes as the Board of Directors deems necessary and appropriate, including without limitation, financing to effectuate mergers, divestitures, consolidations or acquisitions.

         Legislation and other matters may be adopted by means of a referendum submitted by mail to qualified members of the National Convention when the same is approved as herein provided. Qualified members, for purposes of a referendum, shall be those members of the last regular session of the National Convention who are eligible to act in the capacity as a member of the National Convention at the time of the referendum.

         The Board of Directors shall have authority to make rules and regulations for the orderly operation of Lodges and Jurisdictions which shall include, but not be limited to, changes in the By-Laws and Rules of Order of subordinate units of the Society, provided such changes do not conflict with this Constitution and Laws.

         (d) Power in Event of Taxes and Additional Payments. In the event any state, or other taxing authority, shall place any levy, tax or other charge upon any benefit certificate of membership issued by the Society and/or on any payments made by members, the Board of Directors and/or the National Convention is hereby authorized to add such amount, or any part thereof, to the payments otherwise prescribed by the Society for any such certificates subject thereto, and the Board of Directors and/or the National Convention may direct that the amount of such levy, tax or charge shall be a lien on the proceeds of any such certificates, or if a refund is made it may be deducted therefrom, in both cases with interest thereon at the rate of five per centum per annum, compounded annually.


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         (e) Funds of the Society. The funds of the Society shall be as follows:

                  (1) Insurance Fund. The Insurance Fund shall be a sum equal to the liability of the Society in connection with all benefit certificates and accrued expenses in relation to such certificates, together with an additional special reserve for fluctuation of assets, mortality, morbidity, interest earnings and expense, not to exceed ten per cent of such liabilities. The Board of Directors may provide for the establishment and operation of one or more separate accounts and issue contracts on a variable basis providing for the dollar amount of benefits or other contractual payments or values thereunder to vary so as to reflect the investment results of such separate accounts.
                  (2) Fraternal Fund. The Fraternal Fund of the Society shall consist of all of the assets of the Society, except those set forth in subsection (1) hereof. The liabilities of the Fraternal Fund shall be all liabilities of the Society except those in connection with benefit certificates and accrued expense in connection with such benefit certificates.

Sec.     3. Meetings

         (a) Regular. The Board of Directors shall hold regular meetings at least semi-annually on such dates and at such places as may be determined by it.

         (b) Special. Special meetings of the Board of Directors may be called by the Chairman of the Board or the President, at such times and places as either shall determine, whenever either of them deem it necessary for the good of the Society, and shall be called whenever five members of the Board of Directors, in writing, request the same.

         (c) Quorum. A majority of the members of the Board of Directors shall constitute a quorum at all meetings, but the affirmative vote of a majority of the entire membership thereof qualified to vote thereon shall be required to determine all issues rightfully before it, except as provided to the contrary in this Constitution and Laws.

Sec. 4. Rule Making Powers, Standing and Special Committees. The Board of Directors may adopt rules under which it may operate and discharge its duties. No roll call vote shall be required on any issue except in the discretion of the Chairman of the Board or upon the request of three or more members of the Board. The Chairman of the Board may appoint special committees of the Board and Chairs of such committees with the approval of the Board to expedite work and matters before it for consideration. The three standing committees shall be the Audit, Compensation and Governance Committees. Members of the committees shall be appointed on an annual basis and shall be comprised of no fewer than three nor greater than nine Board members who are not members of the Executive Committee and are not current or retired Home Office or Field Associates. Unless otherwise required by a two-thirds vote of the Board of Directors, the members of each standing committee and the Chairman thereof shall be selected and determined solely on the basis of seniority of service as a Board member. No person shall serve as Chairman of more than one standing committee. The number of members of each standing committee shall be determined by the Board of Directors consistent with the requirements set forth herein. Notwithstanding these requirements, the President and one other Executive Officer recommended by the President and approved by the Board shall be members of the Governance Committee in addition to no fewer than three Board members who are not members of the Executive Committee and are not current or retired Home Office or Field Associates.

         (a) Audit Committee. This committee shall transact all business and perform such duties as may be required of it by the National Convention, the Board of Directors, the President, and/or as required by law, and shall otherwise perform oversight and review as it shall determine to be appropriate in the proper exercise of its sound judgment and discretion. This committee shall have as its purpose to provide oversight and monitoring of the Society's internal and outside auditors, financial operations, accounting practices, enterprise risk management and other matters as dictated by the judgment of the committee under guidelines established by the Board of Directors. This committee and/or the Board of Directors may, in their discretion, order an examination or audit, in whole or in part, of the affairs of the Society by an independent agency as often as it shall see fit, and shall do so if the Insurance Department of the State of Nebraska shall fail to do so at such intervals as required.


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         (b) Compensation Committee. This committee shall initiate and certify to the Board for its approval and ratification the regular and supplemental compensation and benefits of all elected Executive Officers and members of the Board of Directors. No Executive Officer or member of the Board of Directors shall vote to approve a recommendation of this committee involving his or her regular or supplemental compensation or benefits.

         (c) Governance Committee. The Governance Committee shall recommend to the Board applicable governance guidelines; facilitate an annual review of the President's and the Board's performance; identify individuals qualified to become Board members consistent with criteria approved by the Board; and, recommend to the Board Director nominees for appointment should a vacancy occur.

         (d) Delegation of Powers. The Board of Directors may delegate any of its powers, authority or duties it is required to perform to any standing or special committee or to any officer of the Society upon such terms or direction as the Board may determine.

Sec. 5. Vacancy in Directorate. A vacancy occurring on the Board of Directors may be filled by nomination and election by the Board of Directors at any regular or special meeting thereof, and a successor member of the Board of Directors so chosen shall serve during the unexpired term and until a successor is elected and qualified.

Sec. 6. (a) Procedure in Event of Vacancy in Office of President. In the event of the death, total and permanent disability, resignation, suspension, retirement or removal of the President, then the Chairman of the Board of Directors, Executive Vice President/Fraternal, Executive Vice President/Operations and Secretary or Executive Vice President/Finance and Treasurer, in that order, shall immediately call a special meeting of the Board of Directors who shall elect a President to serve during the unexpired term or during the period of such suspension. Until the special meeting of the Board of Directors, the Executive Vice President/Fraternal shall be ex officio President. Election hereunder shall conform to the method set forth in Sec. 5 of this Article.

         (b) Procedure of Determining Disability, Suspension or Removal of Members of the Board. The Board of Directors shall determine when any member of the Board is totally and permanently disabled, or should be suspended or removed from office. In the case of the Executive Vice Presidents, removal from the Board may also occur at the request of the President with or without cause, subject to approval by a majority of the Board. Any decision by the Board of Directors that any other member is totally and permanently disabled, or should be suspended or removed from office, shall be by an affirmative vote of not less than two-thirds of the total membership of the Board.

Sec. 7. Conflicts of Interest. The Board of Directors shall establish a Conflict of Interest Policy. Any Board member violating such policy shall be suspended or removed as the Board shall determine.

Sec. 8. Chairman of the Board of Directors.

         (a) Preside Over Board of Directors. The Chairman shall preside over the meetings of the Board of Directors. In the absence of the Chairman, the President shall preside.

         (b) Additional Duties. The Chairman shall perform such other and additional duties as may be assigned by the Board of Directors and/or the President, upon such terms and conditions as may be agreed upon.

         (c) Vacancy in the Chairman Position. Should a vacancy occur in the Chairman position, the Board of Directors shall elect a member of the Board of Directors to serve as Chairman. At the Board's discretion, the President and CEO may also serve as Chairman of the Board. Should one person serve in the dual capacity of President and CEO and Chairman of the Board, the position of Chairman shall not be counted in determining a quorum or for voting purposes.


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                                    ARTICLE 3

                       Officers of the National Convention
                             Their Duties and Powers

Sec. 1. Officers of the National Convention. The officers of the National Convention shall be the same persons as comprise the Board of Directors of the Society.

Sec. 2. Executive Officers. The President shall be the Chief Executive Officer
(CEO) of the Society and shall report to the Board of Directors. The additional Executive Officers shall be the Executive Vice President/Fraternal, the Executive Vice President/Operations and Secretary, and the Executive Vice President/Finance and Treasurer. The Executive Vice Presidents shall report to the President; should a vacancy occur, the President shall appoint the Executive Vice President, subject to ratification by and approval of the Board of Directors; and, the President shall recommend the Executive Vice Presidents as part of the nominating process at each National Convention.

         The specific duties of these Executive Officers shall be as described in this Constitution and Laws, in the attached Duties of the Executive Officers and as assigned. In the case of the President and CEO, the Board of Directors shall assign additional duties and responsibilities; and, in the case of the other Executive Officers, the President and CEO shall assign all other additional duties and responsibilities.

Sec. 3.  Bonds of Officers and Employees.

         Fidelity Bond. The Board of Directors and/or the President shall procure and maintain in force surety bonds on such officers and employees of the Society in such form and at least in such amount as required and specified by the Nebraska Department of Insurance.

Sec. 4. Execution of Contracts. The President and any one of the remaining Executive Officers or in the absence of the President any two of the remaining Executive Officers of the Society shall have full power and authority to execute all contracts, documents and obligations which shall be necessary or desirable for the conduct of the Society's affairs when duly authorized to do so. In addition, the President shall have the power to delegate the signing of contracts as outlined in Sec. 1(r) under Duties of Executive Officers. Provided that the Board of Directors or the Executive Committee may authorize other officers of the Society to execute documents which affect their areas of operation, subject to such directions and limitations as the Board or Executive Committee may establish.

Sec. 5. Indemnification of Officers and Employees. Every officer or employee and every former officer or employee of the Society shall be indemnified against losses or judgments assessed against him by a court of competent jurisdiction and for expenses actually and reasonably incurred by him in connection with the defense of any action, suit or proceeding, civil or criminal, in which he is made a party by reason of serving this Society, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be guilty of fraud, gross negligence or malfeasance in the performance of duty.

                                    ARTICLE 4

                       Standing Committees of the Society

Sec. 1. Names and Composition. The Standing Committees of the Society shall be the Executive Committee and the Investment Committee and they shall be composed of the Executive Officers of the Society.

Sec. 2. Executive Committee.

         (a) Supervision and Control Over Home Office Associates. The Executive Committee shall have supervision and control over the employment, duties, compensation and general welfare of all persons employed by the Home Office, but may delegate such duties as it shall deem advisable; provided, that no person, other than a member, shall be employed in any capacity by the Society.

         (b) Operational Authority Over Group Benefits. The Executive Committee shall have supervision and operational authority over the group benefits (which include the right to amend the plans) of all associates. Group benefits includes but is not limited to retirement, health, dental, disability and life. Notwithstanding such supervision, no substantive changes in the defined benefit or nonqualified supplemental retirement plans shall be made by the Executive Committee without the approval of the Board.

         (c) Operational Authority Over Other Matters. The Executive Committee shall have supervision and operational authority over all matters involving the Society not delegated to the President or to another officer or to a Standing Committee of the Society or to a National Convention Committee and not inconsistent with the powers of the Board of Directors.

Sec. 3. Investment Committee. The Investment Committee shall have full supervision and operational authority over the invested funds of the Society. All moneys of the Society, except such amounts as may be necessary to pay current obligations, shall be invested by the Committee in such investments as are, or hereafter may be, authorized by applicable law. The Committee shall have authority to take any action in respect to such investments as it shall deem necessary or prudent, and may delegate any such duties as it shall deem advisable.

Sec. 4. Chairman and Secretary of Standing Committees. The President and Secretary of the Society shall be, respectively, the Chairman and Secretary of the Standing Committees of the Society.

Sec. 5. Meetings of Standing Committees. Standing Committees shall meet at stated times or on notice to all by the Chairman thereof or by a majority of their own number.

Sec. 6. Rules Governing Standing Committees.

         (a) Rule Making Powers. Standing Committees shall have the power to make rules for the conduct of their affairs and to facilitate the discharge of their duties, subject to the power in the Board of Directors to alter or prescribe other or additional rules. A majority of the members of any such Committee shall constitute a quorum, but no action of any such Committee shall be binding upon the Society unless taken by an affirmative vote of at least a majority of the entire membership of such Committees.

         (b) Standing Committees to Report. Standing Committees shall report their formal actions to each regular session of the National Convention and the annual meeting of the Board of Directors, in writing.

         (c) Alternates. All Standing Committees shall have authority, in their discretion, to designate a sufficient number of alternates to serve in the absence of a member or members thereof. Alternates shall have full authority to act in the absence of their principal when called upon to do so by the Chairman or a majority of the members of the Committee.

                                    ARTICLE 5

                                  Jurisdictions

Sec. 1.  Their Establishment and Territorial Limits.

         (a) Established Jurisdictions. The territory in which this Society is authorized to do business shall be divided into units known as Jurisdictions based on the guidelines established in this Article. A list of Jurisdictions is included in the Jurisdictional By-Laws which are attached to the Constitution and Laws. Except as otherwise provided, the Board of Directors shall have authority to assign members of the Society not residing in any Jurisdiction to a Jurisdiction.

         (b) Establishment of Jurisdictions. Whenever there shall be 4,000 beneficiary members in any state or combination of states, upon notification thereof by the President and Secretary of the Society, the National Convention or Board of Directors, may establish a Jurisdiction. Additional Jurisdictions may be established or subdivided, provided, that any state, portion of a state or states, formerly a part of a Jurisdiction, shall be merged into one or more Jurisdictions adjacent thereto. The District of Columbia shall be regarded as a state.

         (c) Abolition of Jurisdictions. The Board of Directors shall vacate any Jurisdiction which has less than 4,000 beneficiary members on November 30 for two consecutive years. The state, portion of a state or states comprising a Jurisdiction thus abolished shall be merged into or attached to one or more Jurisdictions adjacent thereto. When so abolished and merged, all Jurisdictional offices shall stand vacated except Past Presidents.

         (d) Jurisdictional Funds. Whenever any Jurisdiction is created and/or abolished, as provided in this Section, the funds and all other property of the Jurisdiction affected thereby shall be distributed and/or divided as follows:

                  (1) Newly Created Jurisdictions. The funds of any Jurisdiction from which a new Jurisdiction is created shall be divided in proportion to the number of benefit members residing within the territory of the new Jurisdictions and the number residing in the Jurisdiction affected by any such subdivision thereof.
                  (2) Abolished Jurisdictions. The funds of any Jurisdiction which has been abolished shall be divided between the Jurisdictions into which its former territory is merged in proportion to the number of benefit members residing within that part thereof so merged.

         (e) Past Presidents. No member shall be a Past President of more than one Jurisdiction at any one time. Past Presidents shall be such only with respect to the Jurisdiction in which they were elected, providing they hold membership in and pay fraternal dues to a lodge located therein. All Past Presidents moving from the Jurisdiction, but retaining their membership and paying fraternal dues in a local lodge of the Jurisdiction, shall be entitled to attend all Jurisdictional Conventions and have all the rights and privileges in the Jurisdictional Conventions as any Past President residing within the Jurisdiction.

         (f) Notice to All Lodges Affected. The Secretary of the Society shall notify the Secretary of every lodge affected by the establishment and/or abolition of any Jurisdiction at least sixty days prior to the time fixed for the convening of any such Jurisdictional Convention, giving the time, date and place thereof, which shall be fixed by the President of the Society.

Sec. 2. Composition of Jurisdictional Conventions; Members to Make Reports.

         (a) Composition. Each Jurisdictional Convention shall be composed of its officers, its representatives to the last regular session of the National Convention; and the following, each of whom shall be a good standing member of a lodge located in the jurisdiction: Past Jurisdictional Presidents, delegates from lodges located therein, and the State Manager from each state or division thereof. Each of the foregoing shall be entitled to one vote on matters considered by the Jurisdictional Convention. No person may be a delegate from more than one lodge, nor be a representative to more than one Jurisdictional Convention each biennium.

         (b) Members of Jurisdictional Conventions to Make Reports. All members of Jurisdictional Conventions shall report to their respective lodges at the next regular meeting thereafter concerning the actions of the Jurisdictional Convention attended by them.

Sec. 3. Jurisdictional Officers, their Duties and Powers. Jurisdictional Officers, their Duties and Powers are described in the Jurisdictional By-Laws which are attached to the Constitution and Laws and which may be modified by the National Convention or the Board of Directors.

Sec. 4. Representatives to the National Convention from Jurisdictions and Alternates Thereto. The President and the Junior Past President of Jurisdictions shall, by virtue of their offices, be representatives to the National Convention and shall be the sole representatives of Jurisdictions comprising a single state with more than 4,000 but fewer than 7,000 beneficiary members. Each such Jurisdiction shall be entitled to an additional representative for each succeeding 4,000 such members or three-fourths fraction thereof within said Jurisdiction in excess of the first 4,000 such members.

         Jurisdictions comprised of more than one state shall be entitled to representatives in addition to the President and Junior Past President as follows: one representative from each state within its territorial limits having at least 1,000 beneficiary members therein, except the state wherein the President resides, plus one representative-at-large for each succeeding 4,000 such members or three-fourths fraction thereof within said Jurisdiction in excess of the first 4,000 such members. Benefit membership shall be determined by the records of the Secretary of the Society as of November 30th immediately preceding any regular session of the Jurisdictional Convention.

         Each Jurisdictional Convention in regular session shall elect its Representative(s) to the National Convention, and a like number of alternates. The Secretary of the Society shall mail to the Jurisdictional Presidents and Secretaries in ample time, a statement showing the number of benefit members within their Jurisdiction as of the 30th day of November next preceding and the number of Representatives to the National Convention, if any, their Jurisdiction is entitled. Benefit members of the Society who are benefit members of subordinate bodies located within any Jurisdiction shall be regarded as living within the same for all purposes hereof.

Sec. 5. Jurisdictional Sessions, Quorums, and Expenses. Provisions describing Jurisdictional Sessions and quorum requirements are set forth in the Jurisdictional By-Laws which are attached to the Constitution and Laws and which may be modified by the National Convention or the Board of Directors. The Board of Directors shall establish guidelines for the payment of Jurisdictional expenses, shall establish rules and procedures for the payment of dues of not less than 50 cents nor more than $1.25, or as established by the Board, on every adult benefit member within a Jurisdiction which shall be deducted from fraternal dues paid by every adult benefit member of the Jurisdiction, and shall establish amounts, rules and procedures for additional funds, including a member proration, to be allocated to support the Jurisdictions.

                                    ARTICLE 6

                             Lodges and Youth Lodges

Sec. 1. Lodges and Members Thereof. Lodges and youth lodges are subordinate bodies of the Society. They shall exist only by the issuance of a charter signed by the President and Secretary of the Society. All benefit and social members of the Society shall be members of the lodge into which they are assigned, or into which they are transferred, subject to Articles 4 and 7 of the Articles of Incorporation.

         (a) Youth Lodges. Youth lodges shall be composed of the benefit members of the Society who have not attained the age of sixteen years. They may be divided and given such names or designations as shall seem appropriate to the Board of Directors.

         Every chartered youth lodge, with the permission of the President of the Society, may be attached to and shall become the responsibility of a lodge. Youth members not of sufficient number to be chartered may be assigned to a lodge or transferred into another youth lodge, as the President shall determine. When so assigned, the Lodge Secretary and Treasurer, as the case may be, shall serve the youth lodge and/or members in the same capacity. Funds of youth lodges shall be handled in the same manner as funds of lodges, except that the Treasurer shall keep a separate account appropriately named to reveal its ownership. No funds of a youth lodge shall be used for any purpose other than a youth program sanctioned by the Society.

         A program of youth activities and rules and regulations for their government, including officers thereof, shall be promulgated and prescribed by the President of the Society subject to the approval of the Board of Directors and consistent with this Constitution and Laws.

         The presiding officer of each lodge to which any youth lodge and/or youth members are attached, shall appoint a Program Director to direct the same in their activities, subject to the approval of the President of the Society.

         (b) Transfer of Youth Members to Lodges. All youth members of the Society, upon attaining the age of sixteen years, shall be transferred to the lodge to which they or their youth lodge is attached, or, if not so attached, to the nearest lodge unless they shall request to be transferred elsewhere, subject to the provisions of this Constitution and Laws. The Secretary of the Society shall keep such records as are necessary to accomplish the foregoing.

         (c) Supervisory Power of National Convention or Board of Directors Over all Lodges. The National Convention or the Board of Directors may prescribe rules and regulations to permit and facilitate any or all of the following:

                  (1) The consolidation or merger of lodges;
                  (2) Joint meetings of adult members under a common ritual;
                  (3) The organizing, creating and establishing, on a local basis within Jurisdictions, of Log Rolling Associations and District Meetings;
                  (4) The orderly operations of lodges.

Sec. 2. New Lodges and Youth Lodges.

         How Chartered. New lodges and youth lodges may be chartered when at least twenty good standing benefit members are secured. No charter shall be issued to youth lodges until at least twelve of the required number have attained the age of eight years. Upon attaining charter strength, a charter and all necessary supplies shall be forwarded by the Secretary of the Society to all new lodges and youth lodges.

Sec. 3. Fraternal Dues. The term "fraternal dues" shall mean dues incident to membership in a local lodge of the Society. Each member of a lodge shall have the obligation to pay dues for the support of that lodge. The standard amount of fraternal dues shall be established by the Board of Directors.

         The amount of the dues payable to a lodge in excess of the standard dues set by the Board of Directors shall be established by the members of the lodge, pursuant to Sec. F, Division B, of the Lodge By-Laws. The Board of Directors may, however, waive all or a portion of dues payable to a lodge in excess of the standard dues.

         Fraternal and Lodge dues shall be payable to the Society with certificate payments or as determined by the Board of Directors, may be deducted from refunds, if any, payable under a certificate whereby payments have been waived pursuant to contract or a certificate that is paid up. In the event Fraternal and Lodge dues are not paid when due, such dues may also be deducted from a certificate premium deposit fund or added to automatic premium loan amounts. Dues may be deducted from other funds due to the member and held by the Society as determined by the Board. Dues collected by the Society shall be transmitted to each lodge where membership is held.

Sec. 4. Powers and Duties of Lodges.

         (a) Power and Limitations. Lodges shall have only such powers as are given them by this Constitution and Laws. The By-Laws prescribed for their government, and this Constitution and Laws, shall govern them in all their transactions.

         (b) Duties. Every lodge shall receive all members using the prescribed ritual of introduction. They shall not deviate from the prescribed ceremony of introduction, nor perform same with any person present who is not entitled to remain, except that officers of the National Convention shall have the right to be present at any lodge during the ritual of introduction.

         (c) Additional Limitations. No lodge shall organize any corporation, association, or other entity for the purpose of holding title to or managing any of its property without prior written approval of the President and Secretary of the Society and on such terms and conditions as they may prescribe. Any such entity now in existence shall hold and/or manage all such property subject to this Constitution and Laws and for the sole use and benefit of the lodge to which it belongs beneficially, or otherwise. All such entities holding legal title to any such property shall also account to the President of the Society as and when he shall direct and shall conform to his directives, even to the extent of dissolution and liquidation.

Sec. 5. Officers of Lodges, Their Duties, Meetings and Quorum Requirements of Lodges. All provisions relating to Lodge Officers, their duties, meetings and quorum requirements are contained in the Lodge By-Laws which are attached to this Constitution and Laws and which may be modified by the National Convention or the Board of Directors. The President of the Society shall appoint the Secretary for each lodge and may remove any Secretary, with or without cause.

Sec. 6. Election and Qualification of Jurisdictional Delegates.

         (a) At any regular meeting prior to January 31, immediately preceding each regular session or interim session of the Jurisdictional Convention, delegates and a like number of alternates shall be elected thereto in the same manner as the officers of lodges are elected, and the Lodge Secretary shall immediately certify the same to the Secretary of the Jurisdiction, and to the Secretary of the Society. The Secretary of the Society shall determine if all persons so elected are eligible to serve and certify them to the Jurisdiction by the Secretary of the Society. If any such person is found to be ineligible to serve, the Secretary of the Society shall immediately notify the lodge, which may elect another delegate or alternate. The Secretary of the Society shall not certify the eligibility of any person whose notice of election is received later than March 1.

         (b) Each lodge located within the territorial limits of each Jurisdiction and which has not fewer than twenty beneficiary members shall be entitled to representation in the Jurisdictional Convention according to its membership as follows: 20 benefit members--one delegate; one delegate for each additional 100 benefit members up to 500 additional members; one delegate for each additional 200 benefit members between 520 members and 920 additional benefit members; thereafter, one delegate for each additional 300 benefit members.

         The number of such delegates to which any lodge shall be entitled shall be determined by the records of the Secretary of the Society as of November 30, immediately preceding the election thereof. Alternate delegates to Jurisdictional Conventions shall have the same rights and privileges as their principals, in the absence of the latter.

         The charters of eligible lodges failing to elect delegates and alternates to the Jurisdictional Convention shall stand suspended. Failure to so elect delegates and alternates to two consecutive Jurisdictional Conventions may result in a forfeiture of lodge charters and the President of the Society may consolidate said lodge as provided in this Article.

Sec. 7. Consolidation and Merger.

         (a) The President of the Society, in his discretion, may consolidate or merge two or more lodges or youth lodges whenever he deems it to be in the best interest of the Society, or he may, under like circumstances, transfer all the members thereof to any other such body, provided satisfactory provision is made for the payment of all liabilities of all such bodies dissolved and consolidated or merged, or whose members are transferred to another such body. The President of the Society shall also have authority, in his discretion, to transfer only part of the members of any such body to another appropriate body without regard to the liabilities of the body from which they are transferred.

         (b) The paraphernalia, badges and all other property, real, personal and mixed, belonging to any lodge or youth lodge dissolved, consolidated or merged, shall become the property of the lodge or youth lodge with which it is consolidated or merged except the charter, rituals, and seal, which shall be forwarded to the President of the Society. The Trustees of the lodge which has been dissolved, consolidated or merged shall execute all deeds, bills of sale and other documents that may be necessary or required to effect any such transfer of property.

Sec. 8. Suspension, Revocation and Reinstatement of Charters.

         (a) Upon the suspension or revocation of the charter of any lodge or youth lodge, the officers thereof shall deliver to the President of the Society, or his duly authorized representative, the charter thereof, seal, rituals, records, moneys and all property of whatever kind or nature, title to which shall immediately vest in the Society. All members of such lodge or youth lodge shall be immediately transferred by the Secretary of the Society to some other appropriate lodge or youth lodge when the charter thereof has been revoked.

         (b) Upon the reinstatement of any suspended charter, all property not disposed of and the proceeds of all property disposed of, together with the charter and records taken at the time of such suspension, shall be restored.

         (c) Fraternal dues belonging to lodges and youth lodges whose charters have been suspended shall be held by the Society until their charters are restored. If said charters are not restored, but are finally revoked, the dues shall be paid to those lodges or youth lodges to which the members are transferred in proportion to the number of such members being transferred.

                                    ARTICLE 7

                       Benefit Certificates of Membership

Sec. 1. Benefit Certificate, Form and How Obtained.

         (a) Benefit Certificate. A benefit certificate (which term includes a settlement option contract) creates contractual and membership relationships between the Society and others, as follows:

                  (1) fraternal membership in the Society vests in the person identified as a member in a benefit certificate or as the payee in a settlement option contract, or a member of a group subscribing to a benefit certificate; and
                  (2) contractual rights and privileges as set out in the benefit certificate, and which vest in the owner of the benefit certificate if different from the member.

         (b) Contracts and Waivers.

                  (1) The Contract. The contract between Woodmen and the owner consists of: the certificate, including any riders, endorsements and amendments; the application and any applications for modification of the certificate which are based upon evidence of insurability; and, the Articles of Incorporation and the Constitution and Laws, including all amendments to each, except that, where required by law, a contract on a variable basis shall be subject to the Articles of Incorporation and Constitution and Laws in force on the date of its issue.

                  (2) Waiver. No officer, employee, or member of the Society, National Convention, or any of its subordinate bodies, or any other person whatsoever, shall have the power, right or authority to waive any of the conditions upon which benefit certificates are issued, or to change, or waive any of the provisions of this Constitution and Laws, nor shall any custom or course of dealing on the part of any person or entity whatsoever, with or without the knowledge of any officer of the Society, have the effect of so changing, modifying, waiving or foregoing such laws or requirements. Each and every benefit certificate is issued only upon the conditions stated in, and subject to, this Constitution and Laws, then in force or thereafter enacted, nor shall the knowledge or act of any employee or field representative of the Society constitute a waiver of the provisions hereof by the Society or an estoppel of the Society.

         (c) Issued in Name of Society. All such certificates shall be issued in the name of the Society, and shall bear facsimile signatures of the President and Secretary.

         (d) Assignment and Alienation of Benefit Certificate. Nothing contained in this Constitution and Laws shall be construed to limit the right to assignment or alienation by a member of his or her benefit certificate which shall not, of itself, terminate such membership.

         (e) Ownership/Control of Youth Certifi-cates. For certificates which so provide, ownership of a certificate issued in the name of a youth member shall be under the sole control of the applicant until the member reaches age sixteen; under the joint control of the applicant and the member between the member's age sixteen and the age of majority; and under the sole control of the member after the member's reaching the age of majority. The applicant may, by a writing approved by the Society, transfer the applicant's rights to any person having an insurable interest in the life of the youth member, or to any person as allowed by applicable law. In the event of the death of the applicant before the youth member reaches the age of majority, the Society shall recognize that person who has the duty to support the youth member, and who in fact does support the youth member, as the person who is entitled to exercise the rights of ownership and control which the applicant could have exercised.

         As soon as shall be administratively practical after August 1, 2002, the Society shall provide certificates which allow the adult applicant, when applying for a certificate in the name of a youth member, an option to have ownership either in the applicant or in the youth member.

                  (1) Ownership/Control by a Youth Member. If the youth member is the owner of the certificate, the applicant shall retain control over the certificate until the youth member reaches the age of majority. The applicant controller can exercise all rights in the certificate, except for the right of assignment, on behalf of the youth member until the youth member reaches the age of majority. The applicant controller may, by a writing approved by the Society, transfer control to any person having an insurable interest in the life of the youth member, or to any person as allowed by applicable law. In the event of the death of the applicant controller before the youth member reaches the age of majority, the Society shall recognize that person who has the duty to support the youth member, and/or who in fact does support the youth member, as the person who is entitled to exercise the rights which the applicant controller could have exercised.

                  (2) Ownership/Control by an Adult Applicant. If the applicant is the owner of the certificate issued in the name of a youth member, the applicant shall have the right to exercise all rights in the certificate.

Sec. 2.  Applications for Membership.

         (a) Every application for benefit membership in the Society shall be signed by the applicant. Only duly authorized members of the Society's Field Force shall have authority to solicit such applications. Each application shall be dated as of the date it is signed by the applicant. Youth members shall be admitted to the Society only upon the application of some adult person, under such rules, regulations, and requirements as shall be prescribed by the President or the Board of Directors.

         All provisions of this Constitution and Laws shall apply to youth certificates when the context does not indicate that they apply only to adult certificates.

         (b) All applications for benefit membership must be for a benefit certificate underwritten by the Society.

         (c) The Secretary of the Society shall assign each new member to the appropriate lodge or youth lodge nearest the member's home. A member shall have the right to make a written request to be assigned or transferred to another lodge under procedures established by the Society. Separate rules shall be established for the transfer of youth members.

         (d) Benefit certificates in the form approved by the applicable regulatory entity and the President shall be issued only upon application for membership as provided in this Section.

Sec. 3. Designation of Beneficiaries and Changes Thereof.

         (a) Designation. The beneficiary or beneficiaries, and alternate or alternates, if any, shall be designated in every benefit certificate.

         (b) Change of Beneficiary. Should any person having such right, desire to change the beneficiary or beneficiaries named in a certificate, he or she may do so by making a written request to the Secretary of the Society giving the name or names of the new beneficiary or beneficiaries. The Secretary shall record the change of beneficiary and acknowledge that it has been received.

         The Society shall not be required to ascertain whether or not a certificate is in full force and effect before complying with any such request and acknowledgment of any change shall not be construed as validating any such certificate.

Sec. 4.  Certificate Payments.

         All Members Required to Make Payments. All certificate payments due shall be made to the Home Office of the Society, on or before the first day of the monthly, quarterly, semi-annual or annual period it is intended to cover. If the reserves of the Society as to all or any class of certificates should become impaired, the Board of Directors may require each certificate owner of the Society to make additional payments equal to the amount of the owner's equitable proportion of such deficiency as determined by the Board, and if the said additional payment shall not be made, it shall stand as an indebtedness against the certificate and draw interest not to exceed five per cent per year, compounded yearly, or alternatively, the owner may consent to a reduction of the corresponding insurance benefit proportionate to the value of the additional contributions; provided, there shall be no personal liability upon any member or upon any applicant for youth certificate for any such additional payments. The provisions of this paragraph shall not apply to contracts issued on a variable basis.

Sec. 5. Payment to Beneficiaries and Surviving Beneficiaries.

         (a) In the event that two or more beneficiaries are designated as herein provided and one or more thereof predeceases the member, or perishes in the same disaster, or otherwise, so that it is not evident as to which died first, or if one or more of said beneficiaries are nonexistent or are unauthorized by the applicable law or under this Constitution and Laws, to receive the benefits under any such certificate, and no new designation of beneficiary has been made by any person entitled to do so, that part of such benefits made payable to any such person shall be paid equally to the surviving beneficiary or beneficiaries.

         (b) Should a beneficiary predecease the member, or die simultaneously with the member, so that it cannot be determined which died first, or if the member, having provided that the rights of the beneficiary shall be conditioned upon survivorship of the beneficiary for a specified period of time, and the beneficiary has failed to survive for the specified period of time, then the proceeds of the certificate shall be paid as though the beneficiary had predeceased the member.

Sec. 6. Payment of Benefits When All Primary and Alternate Beneficiaries are
Dead.

         (a) In the event that the member shall be survived by no designated beneficiary to whom benefits can be paid, the benefits due shall be paid in equal shares to the surviving spouse, surviving children and legally adopted children of the member. If there be no surviving spouse, surviving children or legally adopted children of the member, then said benefits shall be paid in equal shares to the nearest living relation of the member in the following order: grandchildren; natural and/or legally adoptive parents; brothers and sisters and grandparents. All blood relatives of the half blood shall share equally with those of the full blood. If the owner of the certificate is different than the member and there is no provision for successor ownership or for reversion to the member at the owner's death, and if the member dies without a designated or valid beneficiary, or if benefits are payable at the owner's death and the owner dies without a designated or valid beneficiary, the benefits provided by the certificate shall be paid to the estate of the owner of the certificate.

         (b) In the event there are no persons surviving the member within any of the above classes, designated or undesignated, then, and in that event, all of said benefits due under any such certificate shall be paid to the estate of the member.

         (c) If a member dies and no person submits satisfactory proof that he is entitled to the benefit payable, two years from the date of the death of the member said benefit shall be paid to the member's estate or personal representative, if any; otherwise, the benefits, in the absence of any applicable state abandoned property or escheat law, shall revert to the beneficiary fund of the Society, and the Secretary of the Society shall enter upon his books the cancellation of the liability for such benefit.

         (d) In instances where an endowment certificate has matured, or if the named annuitant under an annuity certificate has reached age 100, and no demand has been made upon the Society by any person entitled to receive the benefits from the certificate within a period of three years after maturity, and the efforts of the Society to locate such person have failed, then the benefits shall be paid to the member's estate or personal representative, if any; otherwise, the benefits, in the absence of any applicable state abandoned property or escheat law, shall revert to the beneficiary fund of the Society, and the Secretary of the Society shall enter upon his books the cancellation of the liability for such endowment benefits.

Sec. 7. Conflicts Between Certificate Provisions and Constitution and Laws. All provisions in benefit certificates shall prevail in the construction of the contractual rights thereunder when there is a real or apparent conflict between said provisions and this Constitution and Laws.

Sec. 8. Applicable Conditions to Certificates Regarding Costs of Litigation. The following shall apply to every benefit certificate: In the event the Society becomes, or is made a party to any court or other legal proceeding to determine to whom any payment shall be made because of conflicting claims, or otherwise, to the proceeds of a benefit certificate, then all court costs, other necessary costs, including a reasonable fee to the attorney representing the Society, shall be paid out of the amount due under any such certificate. In the event one or more of any such claimants resides in, or is a citizen of, a different state or states from the one in which any such action is initiated, the member and all other persons interested under any such certificate hereby authorize the Society in all such cases to file a bill of interpleader, or any other appropriate action, in the federal or other appropriate court in the district of the residence of either such claimants, against all parties claiming or who may claim, any interest in the benefits due under any such benefit certificate, and each of said claimants is hereby compelled to accept the jurisdiction of said court in any such action, and all such claimants hereby authorize such court to enjoin proceedings by any such claimant in any state court whether commenced before or after any such proceedings in a federal court.

Sec. 9. No Person to Have Any Rights Except as Herein Provided. No member, or any other person claiming benefits or rights under any benefit certificate of membership issued by the Society, shall have any rights in, or claim to, any funds of the Society, except as provided in any such benefit certificate and/or this Constitution and Laws.

Sec. 10. Miscellaneous Values Payable at Death. At the death of an insured member, the benefits to be paid to the person or persons designated by the member, or to any person identified pursuant to Sec. 6 of this Article, or to any collateral assignee, shall include the contractual benefits provided by the certificate, plus any funds held by the Society in an advance premium deposit fund, and any other funds which the Society shall determine to be payable in respect to or incidental to the certificate at the member's death.

Sec. 11. Total and Permanent Disability at Age Seventy.

         (a) When any member of this Society in good standing, who holds a combined benefit certificate, shall have reached the age of seventy years, and shall have become presumably permanently totally physically disabled by reason of old age, and who has made provision for same by contributing at the rate therefor, as set forth in Section 12 of this Article, on application therefor and satisfactory proof thereof being furnished, on blanks provided therefor, to the Secretary of the Society at its Home Office, there shall be paid to said member from the beneficiary fund, less any indebtedness standing against the certificate, an amount equal to 10 per cent of that which would be due under the provisions of this certificate if he were dead and at the end of each year thereafter, if he shall be presumably permanently totally physically disabled by reason of old age, upon making application therefor (on blanks provided for that purpose) during his lifetime a like amount shall be paid to him, less any indebtedness standing against his certificate, for nine consecutive years. In the event he dies before he shall have received the ten payments above provided, the amount remaining unpaid on his certificate, less any indebtedness standing against the certificate, shall be paid to his beneficiary; provided, no sum shall be paid to said member unless he executes a release to the Society for the portion thereof so paid.

         When any such member shall have become presumably permanently totally physically disabled by reason of old age, the Society may make a cash settlement with such member in lieu of the payment of the annual installments above mentioned.

         (b) The payment of any installment or installments on a certificate by the Society to the owner of said certificate does not bind the Society for further payments unless the member has continued to be presumably totally disabled and has continued the payments of the rates prescribed in Section 12 of this Article.

Sec. 12. Plan of Apportionment and Readjustment of the Society.

         (a) The Society's plan of apportionment and readjustment identified by the signatures of W. A. Fraser, Sovereign Commander, John T. Yates, Sovereign Clerk, and attested by the Seal of the Society and marked "Filed July 23, 1919, John T. Yates, Sovereign Clerk" and now on file in the office of the Secretary of the Society, the tables of rates as adopted by the Sovereign Camp at Atlanta, Georgia, at its 1917 session and at Chicago, Illinois at its 1919 session, and the provisions of Section 60 of the Society's Constitution, Laws and By-Laws as enacted at Chicago, Illinois, July, 1919, subsequently amended and reenacted at the Sovereign Camp held at San Francisco, California, June-July, 1941, and which has appeared in each edition of the Society's Constitution, Laws and By-Laws to and including that of the 27th Session of the Sovereign Camp held at San Antonio, Texas, in June 1949, said Section 60 having been renumbered from session to session until it became Section 108 at the 26th Session of the Sovereign Camp held in October 1947, are all made a part of these Laws, by reference, as fully as though the said plan of apportionment and readjustment, the said tables of rates and the said original Section 60 of the Constitution, Laws and By-Laws, as amended, were expressly rewritten, incorporated and included herein.

         (b) Members to whom Universal Whole Life Certificates were issued on and after December 31, 1919, shall pay the rates per $1,000 of benefits at age of entry as set forth in the tables of rates as adopted by the Sovereign Camp at Chicago, Illinois, July, 1919, and on file in the office of the Secretary, and as last published in the Constitution, Laws and By-Laws of the Society as amended and re-enacted in June-July 1941 at San Francisco, California.

                                    ARTICLE 8

                          Problem Resolution Procedures

Sec. 1. Resolution of Lodge Disputes.

         (a) Purpose. The purpose of this Section 1 is to identify the means by which members or the Society may present and resolve grievances involving lodge matters, or charges against other members, consistent with the fraternal nature of the Society and the role of the fraternal lodge system in fulfilling the purposes and objectives of the Society.

         (b) Scope. This Section 1 shall apply whenever a member or the Society has a grievance involving lodge matters; or wishes to initiate charges against any other member believed to have violated this Constitution and Laws or the Lodge By-Laws, or to have engaged in conduct detrimental to the best interests of the lodge or of the Society. This Section 1 shall not apply, and Section 2 shall apply, whenever the matter in dispute involves a member's or benefit certificate owner's or beneficiary's or payor's claim for damages, or claim for redress for a violation of his or her individual rights or for a denial of individual privileges or benefits which he or she claims as a member or benefit certificate owner or beneficiary or payor or in cases where the Society invokes the procedure against a member or benefit certificate owner or beneficiary or payor regarding individual rights or individual privileges or benefits.

         (c) Procedures.

                  (1) Lodge Grievances and Charges Against Members. Lodge grievances, and charges against members initiated by other members under this Section 1, shall be filed with the Lodge Secretary, with a copy to the President of the Society. The lodge may proceed in accordance with the procedures outlined in Division E of the Lodge By-Laws, and upon conclusion of such proceedings, the result may be appealed to the President of the Society. Alternatively, the lodge may refer the matter to the President of the Society at any time if the Lodge President concludes that the procedures of Division E are not appropriate for the particular case.
                  (2) Resolution by the President of the Society. The President of the Society may investigate, or cause to be investigated, any grievance or charge referred or appealed as herein provided. Upon conclusion of his investigation, the President of the Society shall notify the affected lodge and those members directly affected, of his decision in the matter, and report the decision to the Board of Directors and the Judiciary Committee. The President's decision shall be final unless the member or the lodge files a written appeal of the decision within 30 days, to the Judiciary Committee as provided in
         Article 9 of this Constitution and Laws. The decision of the President will be effective unless and until the decision is modified by the Judiciary Committee.

Sec. 2. Resolution of Individual Disputes.

         (a) Purpose. The purpose of this Section 2 is to provide opportunities for members, benefit certificate owners, beneficiaries, payors and the Society to be promptly heard and to seek fair resolution of any disputes regarding any individual rights or individual interests they have or claim to have as members, benefit certificate owners, beneficiaries or payors, consistent with the fraternal nature of the Society and without the delay and expense of formal legal proceedings. This Section 2 is intended to apply to all current and future members, benefit certificate owners, beneficiaries and payors, and to all current and future benefit certificates.

         (b) Scope. This Section 2 shall apply whenever a member, benefit certificate owner, beneficiary or payor of the Society makes a claim for damages, or claims any form of redress for a violation of his or her individual rights or a denial of individual privileges or benefits which he or she claims as a member or benefit certificate owner or beneficiary or payor. This includes, but is not limited to, disputes involving alleged fraud, misrepresentation, discrimination, denial of civil rights, conspiracy, defamation, or infliction of distress by the Society or any officer, employee or agent of the Society; and includes disputes regarding the denial of benefit claims under any certificate to the extent procedures of this Section 2 are not prohibited by applicable law. No lawsuit may be filed against the Society or any officer, employee or agent of the Society on any dispute covered by this Section 2 until the procedures described herein have been exhausted; and a lawsuit may then be filed only if the applicable law does not recognize the procedures herein to be final and binding with respect to the matter in dispute. The scope of this paragraph is intended to include any and all claims of any nature that the Society might wish to invoke against a member or benefit certificate owner or beneficiary or payor regarding individual rights, privileges or benefits claimed by a member or benefit certificate owner or beneficiary or payor. Nothing contained herein shall be deemed to supersede the provisions of Article 7, Sec. 8 of this Constitution and Laws.

         (c) Initiating the Procedure. A member, benefit certificate owner, beneficiary, payor or the Society seeking to initiate the problem resolution procedure of this Section 2 shall contact the designated Problem Resolution Official of the Society, who shall assist the member, benefit certificate owner, beneficiary, payor or the Society in requesting and arranging for the following problem resolution steps:

                  Step 1. Informal negotiation arranged by the Problem Resolution Official, involving the member, benefit certificate owner, beneficiary or payor and officials of the Society as appropriate to the dispute.

                  Step 2. If step 1 does not result in a mutually satisfactory resolution, mediation administered by and in accordance with the applicable mediation rules of the American Arbitration Association (or another neutral organization mutually agreed upon). If either party to the dispute elects not to participate in mediation, then the parties will proceed to Step 3.

                  Step 3. If step 2 does not result in a mutually satisfactory resolution, arbitration administered by and in accordance with the applicable arbitration rules of the American Arbitration Association (or another neutral organization mutually agreed upon). The arbitrator may award any and all damages or other relief allowed for the claim in dispute by applicable federal or state law, excluding attorneys fees unless otherwise required by applicable law. Unless (and to the extent) prohibited by the applicable law with respect to the issue in dispute, the decision of the arbitrator shall be final and binding, subject only to the right to appeal such decision as provided in the arbitration rules and applicable law.

         The member, benefit certificate owner, beneficiary or payor shall have the right to consult with legal counsel of his or her choosing at any time; and throughout steps 2 and 3, shall have the right to be directly represented by legal counsel, shall have reasonable access to and discovery of relevant information, and shall have reasonable notice of the dates and times of the mediation and arbitration meetings. Any costs for representation by legal counsel shall be borne by the member, benefit certificate owner, beneficiary or payor. Every reasonable effort shall be made to complete step 1 within thirty
(30) days of the date the notice of dispute is received from the member, benefit certificate owner, beneficiary or payor; step 2 within an additional forty-five
(45) days; and step 3 within an additional ninety (90) days. These timelines are intended as a guideline only and failure to complete any step within the aforementioned time periods will not invalidate the process or the continuation of the process. It is in everyone's best interest to raise and resolve disputes promptly; the Society shall not be obligated to process a dispute brought after the applicable statute of limitations period has expired. All mediation and arbitration meetings/hearings shall be conducted at a location convenient to the parties in the member's, benefit certificate owner's, beneficiary's or payor's state of residence, unless the parties mutually agree on another location.

         (d) Rules and Procedures. The Society has established rules and procedures for handling all matters submitted under each step in the Problem Resolution Procedure. Those rules and procedures are incorporated by this reference and may be modified from time to time by the Society.

         (e) Restriction on Joinder of Disputes. The procedures of this Section 2 are designed to afford individual members, benefit certificate owners, beneficiaries, payors and the Society a prompt, fair, and efficient means of resolving their individual disputes. Accordingly, no disputes may be brought forward in a representative capacity or on behalf of any "class" of persons, and the disputes of multiple members, benefit certificate owners, beneficiaries or payors (other than immediate family) may not be joined together for purposes of these procedures without the express written consent of (i) all members, benefit certificate owners, beneficiaries and payors affected thereby, and (ii) the President of the Society.

         (f) Costs. The costs incurred by the member/benefit certificate owner/beneficiary/payor and the Society in proceedings under this Section 2 (including the fees of mediators or arbitrators, filing fees, reasonable and necessary photocopying costs, reasonable and necessary fees, but excluding attorney fees, which each party shall bear as their own responsibility) shall be paid out of a Problem Resolution Fund established by the Society.

         (g) Effect of Applicable Law. In cases where a claim or dispute is subject to law which prohibits agreements to submit future disputes to binding arbitration and where such law is applicable and not pre-empted by any contrary law, then unless both the individual (member, benefit certificate owner, beneficiary or payor) and the Society have voluntarily agreed to binding arbitration after the claim or dispute has arisen, Step 3 of the procedure set forth above shall be non-binding and the member, benefit certificate owner, beneficiary or payor will be so advised. In all other cases, Step 3 of the procedure set forth above shall be binding.

                                    ARTICLE 9

                     Judiciary Committee and Appeals Thereto

Jurisdiction and Powers. The Judiciary Committee shall have appellate de novo jurisdiction, based on the written record only, in all cases where the alleged offender is found guilty of violating any provision of this Constitution and Laws, provided an appeal is taken as provided in Art. 8, Sec. 1., within thirty days after written notice is received by the person found guilty, setting forth the grounds, together with the record, or that part thereof, upon which the appeal is based and file same with the Secretary of the Society. The Secretary of the Society shall forward the appeal, together with the record of said proceedings, to the Secretary of the Judiciary Committee. The Committee shall meet prior to each regular session of the National Convention when any such appeal is pending, at which time it shall consider all such appeals and render a written decision thereon, which shall be reported by the Chairman to the National Convention which may affirm or reverse the decision in whole or in part. The Judiciary Committee may allow arguments by the appellant and respondent, or any attorney on their behalf, during the consideration of any appeal.

                                   ARTICLE 10

                                   Amendments

Sec. 1. Modes of Amending.

         (a) This Constitution and Laws may be amended in the following manner only: (1) By the method set forth in Article 2, Section 2(c), of this Constitution and Laws; or, (2) By adopting proposals for such amendments in writing, originating from any of the Jurisdictional Conventions or the officers of the National Convention and enacted in accordance with Sec. 1, subsections
(b) and (c) of this Article.

         (b) Duties of Committee on Legislation. The President of the Society shall establish a time and place for the Committee on Legislation to meet prior to each regular session of the National Convention. The Committee shall consider all proposals for amending this Constitution and Laws as may be submitted to it from any of the Jurisdictional Conventions and/or the officers of the National Convention. The Committee shall prepare its report to the National Convention in writing, together with its recommendations for amending this Constitution and Laws.

         (c) Two-Thirds Vote Required to Adopt. The recommendation of the Committee on Legislation, if any, shall be submitted to the next regular session of the National Convention which may adopt same only by a two-thirds vote of all members thereof, or otherwise the same shall be rejected.

Sec. 2. Power to Correct Typographical Errors. The National Convention directs the Executive Officers of the Society to correct typographical errors that might appear in the foregoing Constitution and Laws and to renumber the Articles, Sections, Subsections and/or Subparagraphs in codifying the same so as to place them in proper order but without changing the context, intent and purpose thereof.

         Should any Article, Section, or part of this Constitution and Laws be held invalid for any reason whatsoever by any court of competent jurisdiction, such holding shall not affect the remainder, or any part thereof.

Sec. 3. Masculine Includes Feminine and Plural the Singular. Whenever, in this Constitution and Laws and attachments thereto, the masculine pronoun is used, it shall be deemed to include the feminine. Whenever any word or words denoting the singular number is used, it shall be deemed to include the plural, and vice versa; provided, however, the context thereof does not clearly prohibit such interpretation.

Sec. 4. Effective Date of This Constitution and Laws. This Constitution and Laws and attachments thereto, as amended and adopted at the July 31-August 3, 2005, regular session of the National Convention, shall be in full force and effect on and after August 3, 2005, and shall apply to all benefit certificates of membership issued or assumed by the Society.

Sec. 5. Parliamentary Authority. Roberts Rules of Order, Newly Revised, 10th Edition, shall be the parliamentary authority for all matters of procedure not specifically covered in this Constitution and Laws or by specific rules of procedure adopted by the Board of Directors.

                             JURISDICTIONAL BY-LAWS

(The following are rules which prescribe the governance of Jurisdictions of the Society and should be adopted as provisions of the By-Laws of the Jurisdiction.)

         This Jurisdiction shall be known as the ___________
_______________________ Jurisdiction and is composed of
_________________________________________________.

Sec. 1. Established Jurisdictions. The territory in which this Society is authorized to do business shall be divided into units known as Jurisdictions and the same shall be as follows:

                  (1) Jurisdiction of Alabama, composed of the State of Alabama.
                  (2) Jurisdiction of Arizona, composed of the State of Arizona.

                  (3) Jurisdiction of Arkansas, composed of the State of Arkansas.
                  (4) Jurisdiction of California, composed of the States of California, Hawaii and Nevada.

                  (5) Jurisdiction of Florida, composed of the State of Florida.
                  (6) Jurisdiction of Georgia, composed of the State of Georgia.
                  (7) Jurisdiction of Illinois, composed of the State of Illinois.
                  (8) Jurisdiction of Indiana-Michigan, composed of the States of Indiana and Michigan.
                  (9) Jurisdiction of Iowa, composed of the States of Iowa, Minnesota and Wisconsin.
                  (10) Jurisdiction of Kentucky, composed of the State of Kentucky.
                  (11) Jurisdiction of Louisiana, composed of the State of Louisiana.
                  (12) Jurisdiction of Maryland, composed of the States of Maryland, New Jersey, Delaware, and District of Columbia.
                  (13) Jurisdiction of Mississippi, composed of the State of Mississippi.
                  (14) Jurisdiction of Missouri-Kansas, composed of the States of Missouri and Kansas.
                  (15) Jurisdiction of Nebraska, composed of the States of Nebraska, North Dakota, South Dakota and Colorado.
                  (16) Jurisdiction of New Mexico, composed of the State of New Mexico and the counties of El Paso and Hudspeth, Texas.
                  (17) Jurisdiction of the Northeast, composed of the States of New York, Connecticut, Massachusetts, Rhode Island, Maine, New Hampshire and Vermont.
                  (18) Jurisdiction of North Carolina, composed of the State of North Carolina.
                  (19) Jurisdiction of Ohio, composed of the State of Ohio.
                  (20) Jurisdiction of Oklahoma, composed of the State of Oklahoma.
                  (21) Jurisdiction of Pennsylvania, composed of the State of Pennsylvania.
                  (22) Jurisdiction of South Carolina, composed of the State of South Carolina.
                  (23) Jurisdiction of Tennessee, composed of the State of Tennessee.
                  (24) Jurisdiction of Texas, composed of the State of Texas except for the counties of El Paso and Hudspeth.
                  (25) Jurisdiction of Virginia, composed of the State of Virginia.
                  (26) Jurisdiction of West Virginia, composed of the State of West Virginia.
                  (27) Jurisdiction of Northwest Territory, composed of the States of Washington, Oregon, Idaho, Utah, Wyoming, Alaska and Montana.

Sec. 2. Jurisdictional Officers, their Duties and Powers.

         (a) Officers. The officers of the Jurisdiction shall be Junior Past President, President, Vice President, Secretary, Treasurer, five Trustees, Escort, Sergeant at Arms (Watchman), Greeter (Sentry), and Musician, who shall be elected by the Jurisdictional Convention. Their terms of office shall be two years or until their successors are elected and qualified. The retiring President, who has presided over one Jurisdictional Convention, shall be Junior Past President by virtue of his (her) office. Except as otherwise provided, no elected Representative to the National Convention may serve as such Representative and as an officer of the Jurisdiction at the same time.

         (b) Junior Past President. The Junior Past President or any National or Jurisdictional officer shall instruct each Jurisdictional Convention in the rituals of the Society at every session thereof.

         (c) President. The President shall:

                  (1) preside at all sessions of the Jurisdictional Convention;
                  (2) be the judge of elections and declare the results thereof;
                  (3) appoint all committees necessary to expedite the business of the Jurisdictional Convention;
                  (4) fill vacancies in offices by appointment until an election is held;
                  (5) sign all documents issued by order of the Jurisdictional Convention;
                  (6) cooperate with the President of the Society in furthering the interest of the Society within the territorial limits of the Jurisdiction;
                  (7) make a report to every session pertaining to the business of the Jurisdiction, together with such recommendations as he may deem advisable;

                  (8) perform such other duties as may be required by the Society's Constitution and Laws or these By-Laws.

         (d) Vice President. The Vice President shall maintain order and decorum therein under the direction and control of the President, preside at the sessions of the Jurisdictional Convention during the absence of the President, and assume the office of President upon a vacancy therein.

         (e) Secretary. The Secretary shall:

                  (1) correctly record the proceedings of every session of the Jurisdictional Convention and all financial transactions thereof;
                  (2) receive all moneys due the Jurisdiction and pay the same immediately to the Treasurer thereof taking his receipt therefor;
                  (3) conduct the correspondence, and keep a record thereof, together with the date, time and place of meetings of all lodges within each Jurisdiction;
                  (4) Within ten days after the adjournment of every session thereof, prepare and forward to the Secretary of the Society a copy of the recorded proceedings of same, duly signed by him (her) and the President, together with a duplicate certificate of the members thereof elected to all offices, including representatives therefrom to the National Convention and their alternates when appropriate, and a copy of all resolutions, recommendations and other papers adopted by the Jurisdictional Convention;
                  (5) perform such other duties as may be required by the Jurisdiction or by the President of the Society.

         (f) Treasurer. The Treasurer shall:

                  (1) be the custodian of the funds of the Jurisdiction which they shall deposit in safe depositories to the sole credit thereof;
                  (2) keep a correct and complete account of all receipts and disbursements;
                  (3) pay warrants drawn on him by the Secretary when attested by the President of the Jurisdiction;
                  (4) make a detailed report to each session of the Jurisdictional Convention regarding his (her) transactions, and furnish a copy thereof to the President, Secretary and Chairman of Trustees of the Jurisdiction.

         (g) Trustees. Trustees shall:

                  (1) examine all claims upon the Jurisdiction;
                  (2) audit the books of the Secretary and Treasurer at each regular session of the Jurisdictional Convention;
                  (3) and make a full report thereabout to the Jurisdictional Convention, copies of which they shall furnish to the President, Secretary and Treasurer of the Jurisdiction. Jurisdictional Conventions may elect one of the Trustees as Chairman, or in lieu of such election, the Trustees shall do so themselves.

         (h) Escort, Sergeant at Arms (Watchman), Greeter (Sentry) and Musician. They shall perform the duties prescribed for the corresponding officers of local lodges.

         (i) Jurisdictional Fraternal Committee--Election, Term of Office, Report to the Jurisdiction. The Jurisdictional Fraternal Committee composed of not fewer than three nor more than five members shall be elected by each Jurisdiction in the same manner and for the same term as the officers of the Jurisdiction. The members of this Committee shall be members of the Jurisdictional Convention with all rights and privileges of any other member. This Committee shall have the responsibility of promoting fraternalism within the Jurisdiction and of making studies and recommendations concerning the advancement of fraternalism. It should meet at least twice annually to consider the fraternal program of the Jurisdiction and the Society, one such meeting may be held with the officers of the Jurisdiction. This Committee shall coordinate the Jurisdictional Fraternal Program with the National Program through the Executive Vice President's office and the Committee Chairman shall make a consolidated report to each session of the Jurisdictional Convention.

         (j) Officers to Report to the Jurisdictional Conventions. All Jurisdictional officers and Representatives to the National Convention shall make written report to Jurisdictional Conventions, reporting their activities on behalf of the Society since assuming their offices.

         The Jurisdictional Secretary shall forward copies of such reports to the Secretary of the Society.

         (k) Certain Officers to Furnish Bond. The Secretary, Treasurer, and such other Jurisdictional officers as the Board of Directors and/or the President of the Society may determine, shall furnish an indemnity bond to their Jurisdictions in such sum and form as the Board of Directors and/or the President of the Society shall require, the cost of which shall be paid by the Society. A blanket bond, instead of individual bonds, may be authorized in like manner.

         (l) Additional Qualifications of Jurisdictional Officers. Only members of Jurisdictional Conventions shall be eligible for election or appointment to office thereof, or for appointment to a Jurisdictional committee, or as a representative or alternate from a Jurisdiction to the National Convention, provided, however, that no person who has retired as an officer, member of the Board of Directors or employee, including a field representative, of the Society, and is drawing retirement or disability benefits from the Society, may be elected as Jurisdictional President or as a representative or alternate to the National Convention. No person, including an alternate national representative, may serve in two Jurisdictional offices at the same time. If an officer or national representative accepts appointment to an additional office, he (she) shall automatically vacate the first office held.

         (m) When Jurisdictional Offices and Membership Vacated.

                  (1) When any Jurisdictional officer, representative from any Jurisdiction and/or his (her) alternate, moves from the territorial limits of his (her) jurisdiction for any reason, his (her) office and membership therein shall immediately become vacant, except he (she) reside in an adjoining state and continue active in the jurisdiction he
         (she) represents.
                  (2) If the lodge to which any Jurisdictional officer or representative from a Jurisdiction belongs shall have less than twenty members in good standing on the 31st day of December immediately preceding the session of the Jurisdictional Convention, his (her) office therein shall immediately become vacated, and all rights and privileges thereof shall cease.

         (n) All Jurisdictions and their officers shall implement and enforce the Society's Equal Access Policy which states: Woodmen of the World/Omaha Woodmen Life Insurance Society is an Equal Access fraternal benefit society. It is the policy of Woodmen to seek qualified members on a nondiscriminatory basis and to provide all members with equal access to and allow their participation in Woodmen's lodge system, lodge events, fraternal benefits and all other fraternal activities on a nondiscriminatory basis.

Sec. 3.  Jurisdictional Sessions, Quorums, and Expenses.

         (a) Regular and Interim Sessions. Jurisdictional Conventions shall hold regular sessions at such place within their territorial limits as they shall determine, on such dates as the President of the Society shall approve, which shall not be earlier than the first Tuesday in March nor later than the fourth Tuesday in May of 1965 and every four years thereafter. The Secretary of the Jurisdiction shall notify the Secretary of the Society of the place chosen for the next session of their Jurisdictional Convention not later than November 30th preceding any session thereof.

         At regular sessions, Jurisdictional Conventions shall elect their officers and representatives and alternates to the National Convention, and they shall transact such other business as may rightfully come before them in accordance with the Society's Constitution and Laws and these By-Laws.

         Interim sessions of Jurisdictional Conventions shall be held in each of the odd-numbered years, except the years in which regular sessions are held, on such dates as the President of the Society shall approve, which shall not be earlier than the first Tuesday in March, nor later than the last Tuesday in July, during which interim sessions they shall elect their officers and special emphasis shall be given to lodge and fraternal activities of the Jurisdiction.

         (b) Special Sessions. Jurisdictional Presidents shall call special sessions of the Jurisdictional Conventions upon the request of the Board of Directors only. Special sessions thereof shall be composed of the members of the last session thereof or such alternates thereto as are authorized by these By-Laws. Special sessions may consider only those matters as shall be set out in the call for the meeting and no other.

         (c) Jurisdictional Expenses, Dues, and Member Proration.

                  (1) Expenses. Jurisdictions shall approve and shall pay those expenses associated with the Jurisdictional Convention. As to reasonable expenses of members thereof, or compensation of officers in addition to their reasonable expenses, no claim shall be allowed by any Jurisdictional Convention unless and until the same has been referred to, and approved by, the Trustees or a committee of the Jurisdiction appointed for that purpose, and then only after such recommendation has been adopted, in whole or in part, by vote by the Jurisdictional Convention.


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

                  Any Past President not residing within the territory of the Jurisdiction shall be limited to travel expenses from the lodge within the Jurisdiction in which he holds a membership to the site of the Jurisdictional Convention.

                  (2) Jurisdictional Dues. Each Jurisdiction, in order to meet its expenses, shall establish dues of not less than 50 cents, nor more than $1.25, per year, on every adult member within its territorial limits, as shown by the records of the Secretary of the Society as of November 30th of the year immediately preceding. Said sums shall be deducted from the fraternal dues paid by the members of the subordinate bodies to the Home Office of the Society. It shall be the duty of the Secretary of the Society, not later than February 1st of each year, to credit or remit to the Jurisdictional Secretaries the dues levied hereunder, charging the same to the respective subordinate bodies.
                  (3) Member Proration. In addition to all other sums, the Society shall pay to every Jurisdictional Convention while it is in regular or interim session, a member proration. The amount of member proration shall be established by the Board of Directors for each and every good standing member credited to the subordinate bodies located therein as shown by the records of the Secretary of the Society as of November 30th, immediately preceding any regular or interim session of the Jurisdictional Conventions. Said sums shall be paid to the Jurisdictional Treasurers to assist in defraying expenses of the Jurisdiction.

                  The reasonable expenses of delegates from a lodge to attend their Jurisdictional Conventions, or any part of such expense, shall be paid by the lodge represented by such delegate. Should the proration herein provided for, and contributed by the Society, exceed the expenses of the Jurisdictional Conventions, the latter may use such surplus to pay, in whole or in part, said delegates' reasonable expenses.

         (d) Prerogatives of Officers of the National Convention. Officers of the National Convention shall be admitted to all sessions of the Jurisdictional Conventions, with full authority to report and discuss any matter affecting the Society, but they shall have no vote therein.

         Should the President or any other officer or member of a Jurisdictional Convention proceed contrary to the laws of the Society, the highest ranking officer of the National Convention present shall have authority to assume the station and power of the President.

         Should any officer or member of a Jurisdiction refuse to allow or prevent said officer of the National Convention from assuming the station and power of the President, said Jurisdiction shall be denied representation in the National Convention.

         (e) Quorum. A majority of the members entitled to sit in any session of any Jurisdictional Convention and a majority of any committee of any Jurisdiction shall constitute a quorum for the transaction of any business rightfully presented for action. A simple majority of a quorum shall be sufficient for the transaction of any such business.

         (f) Order of Business. The order of business at each session of the Jurisdictional Conventions shall be the same as that of the National Convention as near as practical.

         (g) Installation of Jurisdictional Officers. The officers of Jurisdictions shall be installed by the President of the Society or other national officer, or by a Past President of the Jurisdiction.

                  RULES OF ORDER FOR USE BY SUBORDINATE BODIES

         Sec. 1. When the President takes the Chair the officers and members take their respective seats.

         Sec. 2. No member shall interrupt another while speaking unless to raise a point of order, and while speaking no member shall pass between him
(her) and the President.

         Sec. 3. Every member who desires to speak shall arise and respectfully address the President, and while speaking, shall confine himself (herself) to the question under consideration and avoid all personalities, indecorous and sarcastic language, or reflection on the lodge, or its members.

         Sec. 4. If two or more members arise to speak at the same time, the President shall decide which is entitled to the floor.

         Sec. 5. No member shall speak more than once on the same subject until all members desiring to speak shall have had an opportunity to do so, and not more than twice without permission from the President.

         Sec. 6. If a member, while speaking, be called to order by the President he (she) shall cease speaking and take his (her) seat until the question of order has been determined and permission is given him (her) by the President to proceed.

         Sec. 7. No motion shall be subject to debate until it has been seconded and stated by the President, and it shall be reduced to writing if requested by any member.

         Sec. 8. Any member may call for a division of a question, which shall be divided if it embraces two or more distinct propositions.

         Sec. 9. When a question is before the lodge, no other motion shall be entertained except to move the previous question, to lay on the table, to postpone indefinitely, to postpone to a certain time, to recommit or to amend, which motions shall severally have precedence in the order named.

         Sec. 10. When a question is postponed indefinitely, it shall not be acted on again during the session.

         Sec. 11. On the call of five members, the lodge may demand that the previous question shall be put, and until it is decided, further amendments to the main question and debate thereon shall be precluded.

         Sec. 12. The previous question shall be put in this form: "Shall the main question be now put?"

         Sec. 13. When a blank is to be filled and different sums, numbers or times shall be proposed, the question shall first be taken on the highest sum or number and on the longest or latest time.

         Sec. 14. Every member present shall, if requested, vote on every question before the lodge unless for special reason the lodge shall excuse him
(her).

         Sec. 15. No motion for reconsideration shall be entertained unless moved by a member who voted with the majority in the first instance and be made within two meetings after taking the vote on the motion.

         Sec. 16. The member first named on a committee shall act as chairman thereof, unless one shall be agreed on by the committee.

         Sec. 17. The consequences of a measure may be attacked in strong terms, but the good faith of those who propose or advocate it shall not be challenged.

         Sec. 18. While the President is putting a question or addressing the lodge, no member shall walk about or leave the hall or engage in conversation.

         Sec. 19. No motion can be made by a member while another is speaking, and no motion can be made without the member's arising and addressing the Chair.

         Sec. 20. No member shall arise to speak until the one occupying the floor shall have taken his (her) seat, and if the member wishing to follow has spoken on the subject twice, he (she) shall not be recognized by the President until others have had an opportunity to speak.

         Sec. 21. No member shall commence speaking on a question until recognized by the President.

         Sec. 22. Whenever a question shall arise in the lodge as to the construction of the laws, it shall be referred to the President of the Society, whose decision shall be entered on the minutes and be final.

         Sec. 23. In all matters not expressly covered above, any questions of order shall be resolved as provided by the most currently available edition of Robert's Rules of Order.


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

                          DUTIES OF EXECUTIVE OFFICERS

Sec. 1.  The President and CEO.

         The President shall be the chief executive officer of the Society and shall have general supervision over the affairs of the Society. The President shall:

         (a) be a member of all Standing Committees of the Society;

         (b) preside over all sessions of the National Convention, and all meetings of the Standing Committees of the Society or designate someone to do so;

         (c) enter into written contracts with Field Associates for the solicitation of applications for membership under such terms as may be agreed upon, subject to the review of any such contracts by the Board of Directors at its discretion;

         (d) prescribe and/or approve all forms, blanks and all other printed materials and publications issued or used by the Society, the National Convention and any of its departments, subdivisions, subordinate bodies and associates, or cause the same to be done, and no officer, associate, or member, or other persons, shall publish or use any such materials not so authorized or approved;

         (e) prescribe the forms of all benefit certificates of membership to be issued by the Society; shall prescribe all plans under which persons are admitted to membership in the Society, together with the rates of payments under any and all such certificates when such plans and amounts have not been theretofore prescribed by the National Convention or the Board of Directors;

         (f) have authority to reinsure or coinsure the Society's liability, or any portion thereof, on any and all certificates of membership now outstanding and/or hereafter issued;

         (g) with the assistance and approval of the Board of Directors, prepare and publish the rituals and ceremonials of the Society; be the custodian of and instructor in all the rituals thereof; and promulgate to all lodges the password to be used in conjunction with the historic ritual;

         (h) examine, or cause to be examined, every application for membership in the Society and every application for any benefit and, if found to conform to all requirements for such, he shall approve said applications or cause the same to be done;

         (i) subject to the limitations elsewhere contained in the Constitution and Laws, establish rules and rates with reference to applications on standard and substandard risks and with respect thereto, shall classify all such risks as to physical and mental impairment, occupation, residence, habits, morals, environment, finances, previous experience and any other factors that may be deemed wise, and cause to be fixed such rules, rates and extra rates as may be required by customary underwriting practices;

         (j) grant written dispensations for any purpose except to admit a person to membership who is not physically or mentally qualified under the Constitution and Laws, provided, that no authority is given to do anything that will impair the contract of a beneficiary member of the Society;

         (k) make a report on the state of affairs of the Society at each regular session of the National Convention;

         (l) sign all documents and other papers requiring his signature and customarily signed by the President of a corporation;

         (m) appoint committees from the good standing adult beneficiary members of the Society to assist in the Society's management, to be known as Presidential Committees and they shall be responsible to and under the direction of the President;

         (n) appoint persons to examine or audit the books, records and accounts of any subordinate body of the Society, or officers thereof, and may suspend or remove from office any officer of any subordinate body thereof when satisfactory information exists that any such officer is negligent of his duties or incompetent;

         (o) Whenever the President of the Society believes that the funds and/or property of any subordinate body are being, or will be improperly diverted, disposed of, wasted, destroyed, or distributed, he shall have full authority, in the name of the Society, to have such action enjoined and to seize such funds and/or property by action in court or otherwise, in order to preserve the same. He may render to the subordinate body concerned such report regarding any examination of its books or such other action herein authorized as he shall deem necessary.

         (p) discipline, and in furtherance thereof, shall have power to suspend or revoke charters of subordinate bodies for:

                  (1) refusing to conform to this Constitution and Laws and to the By-Laws and Rules of Order of subordinate lodges;
                  (2) refusing to make reports required by the Society or any of its officers;


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

                  (3) wrongfully withholding any funds or property belonging to the Society or any of its subordinate bodies;
                  (4) disseminating communications or circulars derogatory to the Society or any of its officers;
                  (5) soliciting contributions when not authorized by the President of the Society except for typical fraternal and community activities;
                  (6) instituting suits or other legal proceedings against the Society or any of its officers without first using the Problem Resolution Procedures as outlined in Article 8 of the Constitution and Laws;
                  (7) failing or refusing to comply with or conform to any lawful demand by the President or other officers of the Society. The members of any subordinate body whose charter has been suspended or revoked shall continue to make their required payments, including applicable fraternal dues, to the Home Office of the Society until the matter shall be finally determined in accordance with the Constitution and Laws.

         Any member of the Society who is found by the President of the Society, after due inquiry, to be responsible for any of the foregoing acts, shall be barred from a seat in any Jurisdictional or National Convention, and if occupying such an office, shall be removed and if such member is an officer of a subordinate body of the Society, the President of the Society may declare the office vacant.

         Any subordinate body, and any member thereof, aggrieved by any action herein authorized may appeal to the Judiciary Committee by giving written notice thereof to the Secretary of the Society within thirty days after notice of any such action. The matter shall be disposed of by the Judiciary Committee as provided in Art. 9 of the Constitution and Laws.

         (q) appoint one or more approving officers who shall serve at the pleasure of the Executive Committee, and whose duty it shall be to examine and approve every claim against the Society payable from any of its funds, except in any benefit certificate, and no check shall be drawn unless and until approved by an approving officer (No such person shall have authority to approve his or her own claim against the Society);

         (r) have authority to designate individuals in addition to the Executive Officers that are authorized to execute contracts on behalf of the Society;

         (s) except as otherwise specified by the Board of Directors within its constitutional authority, and not inconsistently with or repugnant to their duties and functions set forth and defined elsewhere in the Constitution and Laws, the President shall have authority to designate the title of any officer or other person employed in any capacity by the Society and to assign and reassign the duties of all Executive Officers, officers and associates of the Society;

         (t) upon the recommendation of the President, the Board of Directors shall appoint a General Counsel and/or Chief Legal Officer, who shall serve at the pleasure of the Board, and who shall be under the direct supervision of the President and shall perform all duties assigned;

         (u) appoint a Medical Director who shall be under the direct supervision of the Chief Underwriter and who shall perform all duties assigned;

         (v) perform such other duties as are imposed upon him in the Constitution and Laws or as may be assigned to him by the National Convention and/or the Board of Directors and which are not otherwise inconsistent with the Constitution and Laws.

Sec. 2.  Executive Vice President/Fraternal.

         The Executive Vice President/Fraternal shall perform all duties assigned and the following:

         (a) administer the National Fraternal Program and reports on same to the National Convention; and,

         (b) perform all duties as required by the Constitution and Laws, and such other duties as may be assigned by the President and CEO.

Sec. 3.  Executive Vice President/Operations and Secretary.

         The Secretary shall be in charge of operations and the chief corresponding and recording officer of the Society and shall:

         (a) be responsible for and keep and maintain all the official records of the Society, the National Convention, the Board of Directors, the Standing Committees of the Society, and all other committees provided for herein, except such records as are specifically exempted and made the special trust of another officer under the Constitution and Laws;

         (b) At all sessions of the National Convention, meetings of the Board of Directors, and Standing Committees, all bills, communications and all other papers shall be read by him, or by someone appointed by the President, except reports of other committees, which may be read by the Chairman or any member thereof;

         (c) make a full and complete report of all his transactions to every regular session of the National Convention;

         (d) make full and complete reports, in the manner and time required by the several state insurance departments and all other government agencies having jurisdiction over any of the affairs of the Society;

         (e) sign all official documents of the Society requiring his signature, affixing thereto the seal of the Society when necessary; and he shall prepare and certify, under the seal of the Society, all copies of books, records, and all other documents of the Society, or portions thereof, which may be required for any purpose;

         (f) be the custodian of all the supplies, furniture, fixtures, and other personal property belonging to the Society, excepting cash and investments, and shall dispose of same only upon proper orders and in accordance therewith, keeping a complete and accurate account of all such purchases, sales, resales, and/or exchanges thereof;

         (g) be a member of all the Standing Committees of the Society;

         (h) perform all other duties customarily performed by the Secretary of a corporation; and,

         (i) perform all duties as required by the Constitution and Laws, and such other duties as may be assigned by the President and CEO.

Sec. 4.  Executive Vice President/Finance and Treasurer.

         The Treasurer shall be the chief financial officer and the chief accounting, auditing and budgeting officer of the Society and shall:

         (a) prepare, make and maintain such records and reports thereabout as may be required of him by the Board of Directors and/or the President;

         (b) be the custodian of the uninvested funds of the Society;

         (c) deposit, to the sole credit of the Society, all funds belonging to the Society in depositories designated by him and approved by the Board of Directors;

         (d) prepare a statement of the Society's receipts and disbursements, on a monthly basis, and the same shall be published in the official publication of the Society at least semiannually;

         (e) keep a separate account of all the funds of the Society, shall make and furnish to the President and Secretary of the Society a statement showing the balance on hand in each of said funds on the first day of each month, shall have his books and accounts balanced in time for examination by the Audit Committee at their regular meeting, and shall make a report to the National Convention;

         (f) issue checks, drafts or other orders drawn on the Society and which have been duly approved;

         (g) be a member of all the Standing Committees of the Society;

         (h) perform all other duties customarily performed by the Treasurer of a corporation; and,

         (i) perform all duties as required by the Constitution and Laws, and such other duties as may be assigned by the President and CEO.

Sec. 5. Other Executive Vice President Duties. The Senior most Executive Vice President shall perform the following additional duties:

         (a) perform the duties of the President when the latter is disabled;

         (b) preside at meetings of the Board of Directors in the absence of both the Chairman of the Board and the President;

         (c) be a member of all the Standing Committees of the Society and preside over same in the absence of the President; and,

         (d) perform all duties as required by the Constitution and Laws, and such other duties as may be assigned by the President and CEO.


                                       30